Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

COX RADIO STOCKHOLDERS ELECT NICK EVANS TO BOARD OF DIRECTORS

ATLANTA – May 16, 2007 – Cox Radio, Inc. (NYSE: CXR) today announced the election of Nick W. Evans, Jr. to its Board of Directors. Evans joins Cox Radio’s Board as a non-executive, independent director, and will serve as chair of the Audit Committee and as a member of the Compensation Committee. The Cox Radio Board of Directors is composed of nine members.

Evans’ career includes more than 20 years in the television industry, including 13 years as president and CEO of Spartan Communications. Evans currently serves as chairman of ECP Benefits, LLC, a firm specializing in comprehensive benefit products including health insurance, voluntary benefits, enrollment and consultative services.

“We value the vast media expertise Nick brings to our Board,” said Robert Neil, president and CEO of Cox Radio. “Along with his passion for delivering compelling broadcast news and entertainment, Nick also shares Cox Radio’s philosophy of collaborating with non-profit organizations and supporting local community development initiatives.”

Evans is also on the Boards of the Community Foundation of the Central Savannah River Area, Bumper2Bumper Media, Augusta State University, Forest Hills Golf Association and serves on the Augusta Advisory Board of Wachovia Bank. Previously, Evans served on Boards for the American Red Cross, Easter Seals, Augusta Chamber of Commerce, Television Bureau of Advertising and the Georgia Association of Broadcasters.

Cox Radio stockholders today also re-elected Directors James C. Kennedy, Juanita P. Baranco, G. Dennis Berry, Jimmy W. Hayes, Paul M. Hughes, Marc W. Morgan, Robert F. Neil and Nicholas D. Trigony.

About Cox Radio

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales or marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

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Contact:

Bobby Amirshahi

678-645-4518

bobby.amirshahi@coxinc.com